Exhibit 99.1
Triple-S Management Corporation
1441 F.D. Roosevelt Ave.
San Juan, PR 00920
www.triplesmanagement.com

FOR FURTHER INFORMATION:

AT THE COMPANY:	INVESTOR RELATIONS:
Juan José Román-Jiménez	Kathy Waller
EVP and Chief Financial Officer	AllWays Communicate, LLC
(787) 749-4949	(312) 543-6708

Triple-S Management Corporation Reports First Quarter 2017 Results

SAN JUAN, Puerto Rico, May 9, 2017 – Triple-S Management Corporation (NYSE:GTS), a leading managed care company in Puerto Rico, today announced quarterly consolidated revenues of $722.5 million and a net loss of $4.3 million, or $0.18 per diluted share, versus net income of $3.4 million, or $0.14 per diluted share, a year ago. The adjusted net loss for the quarter was $4.8 million, or $0.20 per diluted share, versus adjusted net income of $3.4 million, or $0.14 per diluted share, a year ago.

Quarterly Consolidated Highlights

●	Consolidated operating revenues were $719.6 million, a 4.8% decrease from last year, reflecting lower premiums in the Managed Care segment;
●	Consolidated operating loss was $12.2 million;
●	Consolidated loss ratio was 88.4%;
●	Medical loss ratio (MLR) was 91.7%.

Roberto García-Rodríguez, President and Chief Executive Officer of Triple-S Management, commented, “Our first-quarter performance, while disappointing, is consistent with our internal expectations. The period’s results, when compared with the same period last year, were negatively affected by weakness in our Medicare Advantage and Medicaid businesses. Our MA business will remain under pressure this year, but our annual MLR outlook has not changed. Retention has been steadily improving, which helps lower our cost basis and provide better health outcomes for continuing members, as we reap the benefits of our investment in clinical management initiatives. The Commercial business was stable and experienced a sequential slight uptick in membership. The Medicaid operation will underperform in the first half of the year but we expect to improve its performance for the remaining six months of 2017 assuming our new contract bid for our existing two Medicaid regions is accepted by the Puerto Rico government. This week we submitted a bid for fiscal year 2018, which begins July 1, 2017.”

He continued, “We have been working diligently on clinical strategies that will address the issues that have hampered our financial results in recent quarters. These initiatives should bear fruit in the second half of the year. 2017 will be another transition year, but one that sets the stage for a marked improvement in 2018. Importantly, we are pleased with the rate hike in the final 2018 Call Letter, which will allow us to leverage our 4-star rating in our Medicare Advantage HMO contract. Meanwhile, our life and P&C businesses continue to perform relatively well despite the difficult economic environment in Puerto Rico.”

Triple-S Management Corporation
Selected Consolidated Quarterly Details

●
Consolidated premiums earned were $702.3 million, down 4.9% from last year. The decrease was principally due to lower premiums in the Managed Care business, mostly reflecting a decline in fully-insured membership across all sectors and the suspension of the pass through of the Health Insurance Providers Fee (HIP fee) as a result of the 2017 moratorium, partially offset by higher life insurance premiums.

●
At 88.4%, the consolidated loss ratio was up 350 basis points from a year ago, reflecting a higher loss ratio across all our segments. Excluding the impact of prior-period reserve developments and moving the Medicare risk score revenue adjustments to the corresponding period, the consolidated loss ratio would have been 88.7%, 190 basis points above last year.

●
Consolidated operating expenses decreased $12.1 million and the operating expense ratio fell 80 basis points year over year, to 15.7%. The reduction in operating expenses reflects the decrease in the HIP fee of $10.8 million due to the 2017 moratorium and lower personnel costs.

Selected Managed Care Segment Quarterly Details

●	Managed Care premiums earned were $640.5 million, down $38.2 million, or 5.6%, year over year, largely reflecting a decrease in fully-insured membership.
o
Medicaid premiums of $177.7 million fell 12.1% as a result of the membership decline and the lower average premium rates that went into effect July 1, 2016. Also contributing to the decrease in Medicaid premiums was last year’s partial reversal of the accrued return premiums to the government of Puerto Rico and the $2.6 million related to the suspension of the HIP fee pass through during 2017.

o
Commercial premiums were down 4.8% when compared with the first quarter last year, to $205.1 million, resulting from a drop in the fully-insured member month enrollment, offset by higher average premium rates of approximately 5%. Also contributing to the decrease in premiums was about $3.5 million related to the suspension of the HIP fee pass through in 2017 and approximately $4 million of premiums generated by the US Virgin Islands business during the 2016 period. In September of last year, we discontinued the issuance of policies in the USVI.

o
Medicare premiums of $257.7 million decreased 1.3% year over year, primarily reflecting a reduction in the Medicare benchmark and a change in our membership mix. This year, we have a higher concentration of non-dual individuals and groups, which have a lower PMPM rate than duals.

●
Managed Care MLR of 91.7% was up 380 basis points from the prior year. Excluding the impact of prior-period reserve developments, and moving the Medicare risk score revenue adjustments to the corresponding period, the Managed Care MLR would have been 92.0%, 200 basis points higher than the comparable metric a year ago. The increase mainly reflects higher pharmacy claim trends in the Medicaid and Medicare businesses, higher Part B drug trends in the Medicare business, lower premiums in the Medicare and Medicaid operations and the enhancement of benefits in our 2017 Medicare product offerings to take advantage of the HIP fee moratorium, driving growth and improving our retention in anticipation of the 2018 four-star plan.

●	Managed Care operating expenses were $81.3 million, down $11.5 million, or 12.4%, year over year, primarily reflecting the changes discussed above.

Triple-S Management Corporation
2017 Outlook

García-Rodríguez commented, “In our last earnings release, we only provided directional guidance for our Commercial and Medicare businesses, given the proposed cuts and design changes in the Government Health Plan (GHP) and the broader economic impact of the fiscal control measures required by the Fiscal Oversight Board. This situation has not changed since then. As a result of these market uncertainties, we will continue to provide directional guidance regarding our Commercial and Medicare businesses only.

“In the Commercial business, we expect full-year at-risk member month enrollment to be approximately 4.0 million, plus or minus 5%, reflecting some attrition as well as the addition of new groups. Our MLR should be in the 84.5% to 86.5% range.

“In the Medicare Advantage business, we anticipate full year member month enrollment of about 1.5 million, plus or minus 5%. The expected MLR should be between 90% and 92%.

“Our ancillary segments are expected to continue showing stable results. In 2017 Life insurance and Property and Casualty premiums are expected to reach $162 million and $90 million, respectively, plus or minus 5%.

“Investment income should be at the same level as in 2016 and administrative expenses should be in a range of $460 million to $485 million.

“We will continue offering directional information—such as estimates, targets or trends―where it makes sense to help guide market expectations. As time progresses and the environment stabilizes, we will consider when and if it makes sense to provide consolidated earnings estimates on a regular basis.”

Triple-S Management Corporation
 Conference Call and Webcast

Management will host a conference call and webcast on May 9, 2017 at 9:00 a.m. Eastern Time to discuss its financial results for the three months and the quarter ended March 31, 2017. To participate, callers within the U.S. and Canada should dial 1-855-327-6837 and international callers should dial 1-631-891-4304 about five minutes before the call.

To listen to the webcast, participants should visit the “Investor Relations” section of the Company’s website at www.triplesmanagement.com several minutes before the event is broadcast and follow the instructions provided to ensure they have the necessary audio application downloaded and installed. This program is provided at no charge to the user. An archived version of the call, also located on the “Investor Relations” section of Triple-S Management’s website, will be available about two hours after the call ends and for at least the following two weeks. This news release, along with other information relating to the call, will be available on the “Investor Relations” section of the website.

About Triple-S Management Corporation

Triple-S Management Corporation is an independent licensee of the Blue Cross Blue Shield Association. It is one of the leading players in the managed care industry in Puerto Rico. Triple-S Management has the exclusive right to use the Blue Cross Blue Shield name and mark throughout Puerto Rico, the U.S. Virgin Islands, and Costa Rica. With more than 50 years of experience in the industry, Triple-S Management offers a broad portfolio of managed care and related products in the Commercial, Medicare Advantage, and Medicaid markets under the Blue Cross Blue Shield marks. It also provides non-Blue Cross Blue Shield branded life and property and casualty insurance in Puerto Rico. For more information about Triple-S Management, visit www.triplesmanagement.com or contact kwaller@allwayscommunicate.com.

Non-GAAP Financial Measures

This earnings release presents information about the Company’s adjusted net income, which is a non-GAAP financial metric provided as a complement to the results provided in accordance with accounting principles generally accepted in the United States of America (GAAP). A reconciliation of adjusted net income to net income, the most comparable GAAP financial measure, is provided in the accompanying tables found at the end of this release.

Triple-S Management Corporation
Forward-Looking Statements

This document contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include information about possible or assumed future sales, results of operations, developments, regulatory approvals or other circumstances. Sentences that include “believe”, “expect”, “plan”, “intend”, “estimate”, “anticipate”, “project”, “may”, “will”, “shall”, “should” and similar expressions, whether in the positive or negative, are intended to identify forward-looking statements.

All forward-looking statements in this news release reflect management’s current views about future events and are based on assumptions and subject to risks and uncertainties. Consequently, actual results may differ materially from those expressed here as a result of various factors, including all the risks discussed and identified in public filings with the U.S. Securities and Exchange Commission (SEC).

In addition, the Company operates in a highly competitive, constantly changing environment, influenced by very large organizations that have resulted from business combinations, aggressive marketing and pricing practices of competitors, and regulatory oversight. The following factors, if markedly different from the Company’s planning assumptions (either individually or in combination), could cause Triple-S Management’s results to differ materially from those expressed in any forward-looking statements shared here:

●	Trends in health care costs and utilization rates
●	Ability to secure sufficient premium rate increases
●	Competitor pricing below market trends of increasing costs
●	Re-estimates of policy and contract liabilities
●	Changes in government laws and regulations of managed care, life insurance or property and casualty insurance
●	Significant acquisitions or divestitures by major competitors
●	Introduction and use of new prescription drugs and technologies
●	A downgrade in the Company’s financial strength ratings
●	A downgrade in the Government of Puerto Rico’s debt
●	Litigation or legislation targeted at managed care, life insurance or property and casualty insurance companies
●	Ability to contract with providers consistent with past practice
●	Ability to successfully implement the Company’s disease management, utilization management and Star ratings programs
●	Ability to maintain Federal Employees, Medicare and Medicaid contracts
●	Volatility in the securities markets and investment losses and defaults
●	General economic downturns, major disasters, and epidemics

This list is not exhaustive. Management believes the forward-looking statements in this release are reasonable. However, there is no assurance that the actions, events or results anticipated by the forward-looking statements will occur or, if any of them do, what impact they will have on the Company’s results of operations or financial condition. In view of these uncertainties, investors should not place undue reliance on any forward-looking statements, which are based on current expectations. In addition, forward-looking statements are based on information available the day they are made, and (other than as required by applicable law, including the securities laws of the United States) the Company does not intend to update or revise any of them in light of new information or future events.

Readers are advised to carefully review and consider the various disclosures in the Company’s SEC reports.

Triple-S Management Corporation
Earnings Release Schedules and Supplementary Information

Condensed Consolidated Balance Sheets	Exhibit I

Condensed Consolidated Statements of Earnings	Exhibit II

Condensed Consolidated Statements of Cash Flows	Exhibit III

Segment Performance Supplemental Information	Exhibit IV

Reconciliation of Non-GAAP Financial Measures	Exhibit V

Triple-S Management Corporation
Exhibit I

Condensed Consolidated Balance Sheets
(dollar amounts in thousands)
Unaudited

	March 31, 2017	December 31, 2016
Assets

Investments	$1,441,754	$1,433,392
Cash and cash equivalents	218,884	103,428
Premium and other receivables, net	292,837	286,365
Deferred policy acquisition costs and value of business acquired	195,513	194,787
Property and equipment, net	66,756	66,369
Other assets	142,711	134,658

Total assets	$2,358,455	$2,218,999

Liabilities and Stockholders’ Equity

Policy liabilities and accruals	$1,237,051	$1,102,237
Accounts payable and accrued liabilities	221,714	219,191
Long-term borrowings	34,465	35,085

Total liabilities	1,493,230	1,356,513

Stockholders’ equity:
Common stock	24,443	24,272
Other stockholders’ equity	841,460	838,891

Total Triple-S Management Corporation stockholders’ equity	865,903	863,163

Non-controlling interest in consolidated subsidiary	(678)	(677)

Total stockholders’ equity	865,225	862,486

Total liabilities and stockholders’ equity	$2,358,455	$2,218,999

Triple-S Management Corporation
Exhibit II

Condensed Consolidated Statements of Earnings
(dollar amounts in thousands, except per share data)
Unaudited

	For the Three Months Ended March 31,
	2017	2016
Revenues:
Premiums earned, net	$702,273	738,534
Administrative service fees	4,379	5,083
Net investment income	12,016	11,358
Other operating revenues	965	812

Total operating revenues	719,633	755,787

Net realized investment gains on sale of securities	336	58

Other income, net	2,525	875

Total revenues	722,494	756,720

Benefits and expenses:
Claims incurred	620,863	626,694
Operating expenses	110,946	122,980

Total operating costs	731,809	749,674

Interest expense	1,686	1,882

Total benefits and expenses	733,495	751,556

(Loss) income before taxes	(11,001)	5,164

Income taxes	(6,658)	1,709

Net (loss) income	(4,343)	3,455

Less: Net loss attributable to the non-controlling interest	1	1

Net (loss) income attributable to Triple-S Management Corporation	$(4,342)	$3,456

Earnings per share attributable to Triple-S Management Corporation:

Basic net (loss) income per share	$(0.18)	$0.14
Diluted net (loss) income per share	$(0.18)	$0.14

Triple-S Management Corporation
Exhibit III

Condensed Consolidated Statements of Cash Flows
(dollar amounts in thousands)
Unaudited

	For the Three Months Ended March 31,
	2017	2016

Net cash provided by operating activities	$130,965	$31,260

Cash flows from investing activities:
Proceeds from investments sold or matured:
Securities available for sale:
Fixed maturities sold	26,023	90,328
Fixed maturities matured/called	5,001	699
Equity securities sold	10,272	11,257
Securities held to maturity - fixed maturities matured/called	703	-
Acquisition of investments:
Securities available for sale:
Fixed maturities	(33,738)	(118,039)
Equity securities	(5,482)	(92,956)
Securities held to maturity - fixed maturities	(382)	-
Increase in other investments	(2,044)	(182)
Net change in policy loans	18	(231)
Net capital expenditures	(3,295)	(1,465)

Net cash used in by investing activities	(2,924)	(110,589)

Cash flows from financing activities:
Change in outstanding checks in excess of bank balances	(11,401)	1,916
Repayments of long-term borrowings	(24,676)	(410)
Proceeds from long-term borrowings	24,266	-
Repurchase and retirement of common stock	-	(8,027)
Proceeds from policyholder deposits	4,116	3,403
Surrenders of policyholder deposits	(4,890)	(2,905)

Net cash used in financing activities	(12,585)	(6,023)

Net increase (decrease) in cash and cash equivalents	115,456	(85,352)

Cash and cash equivalents, beginning of period	103,428	197,818

Cash and cash equivalents, end of period	$218,884	$112,466

Triple-S Management Corporation
Exhibit IV

Segment Performance Supplemental Information

(Unaudited)	Three months ended March 31,
(dollar amounts in millions)	2017	2016	Percentage Change
Premiums earned, net:
Managed Care:
Commercial	$205.1	$215.5	(4.8%)
Medicare	257.7	261.0	(1.3%)
Medicaid	177.7	202.2	(12.1%)
Total Managed Care	640.5	678.7	(5.6%)
Life Insurance	40.5	39.1	3.6%
Property and Casualty	21.7	21.3	1.9%
Other	(0.4)	(0.6)	33.3%
Consolidated premiums earned, net	$702.3	$738.5	(4.9%)
Operating revenues (loss): [1]
Managed Care	$650.0	$688.5	(5.6%)
Life Insurance	46.6	45.0	3.6%
Property and Casualty	23.6	23.2	1.7%
Other	(0.6)	(0.9)	33.3%
Consolidated operating revenues	$719.6	$755.8	(4.8%)
Operating (loss) income: [2]
Managed Care	$(18.6)	$(0.6)	3000.0%
Life Insurance	3.9	5.6	(30.4%)
Property and Casualty	2.1	2.1	0.0%
Other	0.4	(1.0)	140.0%
Consolidated operating (loss) income	$(12.2)	$6.1	(300.0%)
Operating margin: [3]
Managed Care	(2.9%)	(0.1%)	-280	bp
Life Insurance	8.4%	12.4%	-400	bp
Property and Casualty	8.9%	9.1%	-20	bp
Consolidated	(1.7%)	0.8%	-250	bp
Depreciation and amortization expense	$3.0	$3.7	(18.9%)

[1]	Operating revenues include premiums earned, net, administrative service fees and net investment income.
[2]	Operating income or loss include operating revenues minus operating costs. Operating costs include claims incurred and operating expenses.
[3]	Operating margin is defined as operating income or loss divided by operating revenues.

Triple-S Management Corporation
Managed Care Additional Data	Three months ended March 31,
(Unaudited)	2017	2016
Member months enrollment:
Commercial:
Fully-insured	1,013,205	1,096,282
Self-insured	507,167	543,026
Total Commercial	1,520,372	1,639,308
Medicare Advantage	363,727	364,427
Medicaid	1,173,273	1,221,892
Total member months	3,057,372	3,225,627

Claim liabilities (in millions)	$393.5	$381.4
Days claim payable	60	58

Premium PMPM:
Managed Care	$251.16	$253.00
Commercial	202.43	196.57
Medicare Advantage	708.50	716.19
Medicaid	151.46	165.48

Medical loss ratio:	91.7%	87.9%
Commercial	83.5%	82.8%
Medicare Advantage	94.0%	90.1%
Medicaid	97.8%	90.1%

Adjusted medical loss ratio: [1]	92.0%	90.0%
Commercial	83.3%	85.7%
Medicare Advantage	95.6%	92.8%
Medicaid	96.8%	90.1%

Operating expense ratio:
Consolidated	15.7%	16.5%
Managed Care	12.6%	13.5%

[1]
The adjusted medical loss ratio accounts for subsequent adjustments to estimates, such as prior-period reserve developments and Medicare premium adjustments, and presents them in the corresponding period.

Triple-S Management Corporation
Managed Care Membership by Segment	As of March 31,
	2017	2016
Members:
Commercial:
Fully-insured	336,845	364,390
Self-insured	169,003	180,456
Total Commercial	505,848	544,846
Medicare Advantage	121,352	119,224
Medicaid	389,130	402,933
Total members	1,016,330	1,067,003

Triple-S Management Corporation
Exhibit V

Reconciliation of Non-GAAP Financial Measures

	Adjusted Net (Loss) Income
(Unaudited)	Three months ended March 31,
(dollar amounts in millions)	2017	2016
Net (loss) income	$(4.3)	$3.4
Less adjustments:
Net realized investment gains, net of tax	0.3	-
Private equity investment income, net of tax	0.2	-
Adjusted net (loss) income	$(4.8)	$3.4
Diluted adjusted net (loss) income per share	$(0.20)	$0.14

Adjusted net income is a non-GAAP financial metric and should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP. Management believes that the use of this adjusted net income and adjusted net income per share provides investors and management useful information about the earnings impact of realized investment gains and other non-recurring items impacting the Company’s results of operations. This non-GAAP metric does not consider all of the items associated with the Company’s operations as determined in accordance with GAAP. As a result, one should not consider these measures in isolation.

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